UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☒	Soliciting Material under §240.14a-12

Atlantic Power Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ACQUISITION BY I SQUARED CAPITAL

Additional Investor Questions & Answers

January 22, 2021

Common Shareholders

Q. Why should I vote in favor of the transaction?

A.	Additional details regarding the background of the transaction and the board of Atlantic Power’s rationale for the transaction will be set out in detail in the management information circular and proxy statement to be filed and mailed to common shareholders in connection with the common shareholder meeting. A few of the reasons why the board of Atlantic Power believes that common shareholders should vote in favor of the arrangement are:

•	Significant premium. The US$3.03 offer is above the highest trading level of the past five years; during this period, the stock closed above US$2.80 only twice and more typically has traded well below these levels. Against more recent periods, the US$3.03 offer represents a premium of 19% to the 52-week high and a premium of 48% to the 30-day volume weighted average price immediately preceding announcement of the transaction.

•	De-risking opportunity with immediate cash value. The board of Atlantic Power believes the transaction represents an attractive opportunity for common shareholders to realize significant cash value at closing while simultaneously removing any potential downside risk associated with future power prices, re-contracting outcomes and other risks associated with remaining a standalone public company.

•	Insiders view as a fair price. The board and management of Atlantic Power owning approximately 4% of the common shares support, and agreed to vote their shares in favor of, the transaction.

Q. Was a fairness opinion obtained with respect to the US$3.03 offer to common shareholders?

A.	Yes, fairness opinions with respect to the common share consideration of US$3.03 were obtained from two separate financial advisors. Additional information relating to the fairness opinions will be set out in detail in the management information circular and proxy statement to be filed and mailed to common shareholders in connection with the common shareholder meeting.

Q. How was the price for the common shares determined?

A.	The transaction is a result of extensive negotiations with I Squared Capital. Atlantic Power has been open to and held discussions with other potential acquirers over the past several years, some of which progressed beyond a preliminary stage. The offer by I Squared Capital was the first that management and the Board deemed to represent fair value for common shareholders.

Additional details regarding the background of the transaction and the board of Atlantic Power’s rationale for the transaction will be set out in detail in the management information circular and proxy statement to be filed and mailed to common shareholders in connection with the common shareholder meeting.

Q. What are the risks to common shareholders of the transaction not being completed?

A.	Should the acquisition by I Squared Capital not be completed, the price of our common shares may return to trading at levels consistent with the past several years, or significantly below the US$3.03 offer price. Furthermore, if the acquisition is not completed, holders would continue to face exposure to our re-contracting risk with respect to more than 50% of our EBITDA in the next three years, in currently adverse power market conditions.

Convertible Debenture Holders

Q. Why should I vote in favor of the transaction?

A.	The terms of the convertible debenture indenture provide for a make whole premium in conjunction with a cash change of control. Conversion of the debentures into common shares, including the make whole premium, results in a price above par for the debentures, based on the current exchange rate.

As noted in the discussion of common shares, the board of Atlantic Power views the US$3.03 price for the common shares to be fair, representing a significant premium to recent trading levels and an attractive de-risking opportunity for holders.

Q. Was a fairness opinion obtained with respect to the convertible debentures?

A.	Yes, a fairness opinion with respect to the convertible debentures was obtained. Additional information relating to the fairness opinion will be set out in detail in the management information circular and/or consent solicitation statement to be filed and mailed to holders of convertible debentures.

Q. Do you have support for this transaction from holders of convertible debentures?

A.	A fund manager representing approximately 19% of the principal amount of convertible debentures has agreed to vote in favor of or otherwise consent to the amendments to the indenture governing the convertible debentures.

Q. What happens to the convertible debentures if the transaction is not completed?

A.	The convertible debentures mature in January 2025, but Atlantic Power has the option of calling them at par in January 2023.

Preferred Shareholders

Q.	Why should I vote in favor of the transaction?

A.	Additional details regarding the background of the transaction and the board of Atlantic Power Preferred Equity Ltd.’s rationale for the transaction will be set out in detail in the management information circular and proxy statement to be filed and mailed to preferred shareholders in connection with the preferred shareholder meeting. A few of the reasons why the board of Atlantic Power Preferred Equity Ltd. believes preferred shareholders should vote in favor of the arrangement are:

•	Significant premium. The C$22.00 offer represents a significant premium to the highest trading levels of the past eight years. Since April 2013, the highest the Series 1 has traded is C$17.51, the Series 2 high is C$19.97 and the Series 3 high is C$19.00. During this period the shares have traded significantly lower than these levels. For example, Atlantic Power Preferred Equity Ltd. repurchased 2.1 million preferred shares under its normal course issuer bid (NCIB) at an average price of C$15.74 in 2017 through 2020. The C$22.00 offer represents a 40% premium to the average repurchase price under the NCIB. Against more recent periods, the C$22.00 offer represents a premium of approximately 19.5% to the average of the 52-week highs for each series of preferred shares as compared to a 19% premium to the 52-week high of the common shares.

•	Board has determined price is fair. The board of Atlantic Power Preferred Equity Ltd., after consultation with financial and legal advisors, and based on the unanimous recommendation of the entirely independent committee of the board of Atlantic Power, believes the C$22.00 offer is fair, from a financial perspective, to the preferred shareholders.

•	De-risking opportunity with immediate cash value. The board of Atlantic Power Preferred Equity Ltd. believes the transaction represents an attractive opportunity for preferred holders to realize significant cash value at closing while simultaneously removing any potential downside risk associated with Atlantic Power remaining as a standalone public company.

Q.	Was a fairness opinion obtained with respect to the C$22.00 offer to preferred shareholders?

A.	Yes, a fairness opinion with respect to the preferred share consideration of C$22.00 was obtained. Additional information relating to the fairness opinion will be set out in detail in the management information circular and proxy statement to be filed and mailed to preferred shareholders in connection with the preferred shareholder meeting.

Q.	Aren’t the preferred shares only redeemable at par?

A.	This is not a redemption of the preferred shares pursuant to their terms; rather, the preferred shares will be arranged as part of the court approved plan of arrangement contemplated by the arrangement agreement entered into with certain affiliates of I Squared Capital. An arrangement is a flexible statutory procedure that is approved by a court and allows for the acquisition of 100% of a company’s securities in a single step (notwithstanding the terms of a company’s governing documents). As a result, the redemption and liquidation features in the preferred share terms are not applicable to an arrangement of those shares under the proposed plan of arrangement.

Q.	How was the price for the preferred shares determined?

A.	The transaction is a result of extensive negotiations with I Squared Capital. Under the transaction, preferred shareholders are being offered C$22.00, a price the shares have not traded at since March 2013 and a significant premium to any recent trading level for the shares.

The premium to the average of the 52-week highs for each series of preferred shares is approximately 19.5% as compared to a 19% premium to the 52-week high of the common shares.

Additional details regarding the background of the transaction and the board of Atlantic Power Preferred Equity Ltd.’s rationale for the transaction will be set out in detail in the management information circular and proxy statement to be filed and mailed to preferred shareholders in connection with the preferred shareholder meeting.

Q.	Will there be prorated dividends if the transaction closes mid-quarter?

A.	The preferred shares will be arranged as part of the court approved plan of arrangement and that arrangement does not contemplate the payment of a prorated, mid-quarter, dividend on closing. Holders of preferred shares will, however, continue to receive ordinary course quarterly dividends, if and when declared by the board.

Medium Term Noteholders

Q. Why should I vote in favor of the transaction?

A.	The offer of 106.071% of par (plus a 0.25% consent fee to those holders who provide a written consent in favor of the transaction in advance of solicitation expiration time, conditional upon closing of the transaction) represents a significant premium to the par value of the notes.

The board of the general partner of Atlantic Power Limited Partnership believes the price of 106.071% of par (plus a 0.25% consent fee to those holders who provide a written consent in favor of the transaction in advance of the solicitation expiration time) to be fair and represents an attractive opportunity for holders to realize immediate cash value.

Q. Do you have support for this transaction from holders of the medium term notes?

A.	A fund manager representing approximately 66% of the principal amount of medium term notes outstanding has agreed to vote in favor of or otherwise consent to the amendments to the indenture governing the medium term notes.

Cautionary Note Regarding Forward-Looking Statements

To the extent any statements made in this document contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under Canadian securities law (collectively, “forward-looking statements”).

Certain statements in this document may constitute forward-looking statements, which reflect the expectations of Atlantic Power’s management regarding the business prospects and opportunities of Atlantic Power and its projects and the transaction. These statements, which are based on certain assumptions and describe Atlantic Power’s future plans, strategies and expectations, can generally be identified by the use of the words “plans”, “expects”, “does not expect”, “is expected”, “intends”, “anticipates” or “does not anticipate”, “believes”, “outlook”, “objective”, or “continue”, or equivalents or variations, including negative variations, of such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved. Examples of such statements in this document include, but are not limited to, statements with respect to the following:

•	the anticipated benefits of the transaction to the parties, the holders of Atlantic Power’s common shares and convertible debentures, the holders of Atlantic Power Preferred Equity Ltd.’s preferred shares and the holders of Atlantic Power Limited Partnership’s medium term notes;
•	the anticipated receipt of required regulatory, court and securityholder approvals for the transaction;
•	the ability of the parties to satisfy the other conditions to, and to complete, the transaction;

•	the content and mailing of the management information circular and proxy statement and/or consent solicitation documents;
•	the payment of dividends on the preferred shares; and
•	the impact of the transaction not being completed on Atlantic Power, its subsidiaries and their respective securities and securityholders.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved. Risks and uncertainties inherent in the nature of the transaction include the failure of Atlantic Power, Atlantic Power Limited Partnership, Atlantic Power Preferred Equity Ltd. and I Squared Capital and its affiliates to obtain necessary securityholder, regulatory and court approvals, including those noted above, obtain third-party consents, or to otherwise satisfy the conditions to the completion of the transaction, in a timely manner, or at all. Failure to so obtain such approvals or consents, or the failure of the parties to otherwise satisfy the conditions to or complete the transaction, may result in the transaction not being completed on the proposed terms, or at all. Please also refer to the factors discussed under “Risk Factors” and “Forward-Looking Information” in Atlantic Power’s periodic reports as filed with the U.S. Securities and Exchange Commission (the “SEC”) from time to time for a detailed discussion of the risks and uncertainties affecting Atlantic Power. The anticipated dates provided may change for a number of reasons, including unforeseen delays in preparing securityholder meeting or consent solicitation materials, the inability to secure necessary securityholder, regulatory, court or other third-party approvals or consents in the time assumed, delays resulting from the impact of the COVID-19 pandemic, or the need for additional time to satisfy the other conditions to the completion of the transaction. Although the forward-looking statements contained in this document are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material. These forward-looking statements are made as of the date of this document and, except as expressly required by applicable law, Atlantic Power assumes no obligation to update or revise them to reflect new events or circumstances.

Additional Information about the Arrangement and Where to Find It

This document is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote, consent or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. This document has been prepared in respect of the transaction involving Atlantic Power, Atlantic Power Limited Partnership, Atlantic Power Preferred Equity Ltd., and certain funds managed by I Squared Capital (the “Purchasers”) pursuant to the terms of the Arrangement Agreement by and among Atlantic Power, Atlantic Power Limited Partnership, Atlantic Power Preferred Equity Ltd. and the Purchasers and may be deemed to be soliciting material relating to the transaction. In connection with the transaction, Atlantic Power will file a management information circular and proxy statement relating to a special meeting of the holders of its common shares with the SEC and Canadian Securities Administrators. Additionally, Atlantic Power will file other relevant materials in connection with the transaction with the SEC. Securityholders of Atlantic Power are urged to read the management information circular and proxy statement and/or consent solicitation documents regarding the transaction and any other relevant materials carefully in their entirety when they become available before making any voting or investment decision with respect to the transaction because they will contain important information about the transaction and the parties to the Arrangement Agreement. The definitive management information circular and proxy statement will be mailed to holders of Atlantic Power’s common shares. Holders of Atlantic Power’s common shares will be able to obtain a copy of the management information circular and proxy statement, and the filings with the SEC and Canadian Securities Administrators that will be incorporated by reference into the management information circular and proxy statement, as well as other filings containing information about the transaction and the parties to the Arrangement Agreement made by Atlantic Power with the SEC and Canadian Securities Administrators free of charge on EDGAR at www.sec.gov, on SEDAR at www.sedar.com, or on Atlantic Power’s website at www.atlanticpower.com. Information contained on, or that may be accessed through, the websites referenced in this communication is not incorporated into and does not constitute a part of this document. We have included these website addresses only as inactive textual references and do not intend them to be active links.

Participants in the Solicitation

Atlantic Power and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Atlantic Power’s common shares in respect of the transaction. Information about Atlantic Power’s directors and executive officers is set forth in the proxy statement and proxy circular for Atlantic Power’s 2020 Annual General Meeting of Shareholders, which was filed with the SEC and Canadian Securities Administrators on April 28, 2020. Investors may obtain additional information regarding the interest of such participants by reading the management information circular and proxy statement regarding the Arrangement when it becomes available.